MECHEL REPORTS THE 2013 FINANCIAL RESULTS

Revenue amounted to $8.6 billion
Consolidated adjusted EBITDA amounted to $730 million
Net loss attributable to shareholders of Mechel OAO amounted to $2.9 billion

Moscow, Russia – May 15, 2014 – Mechel OAO (NYSE: MTL), a leading Russian mining and steel group, today announced financial results for the full year 2013.

Oleg Korzhov, Mechel OAO’s Chief Executive Officer, commented on the 2013 results:
“In the past year, the Group’s structure was subject to major transformation as part of our implementation of the revised strategy. Romanian steelmaking facilities were disposed of by the Group, chrome ore and ferrochrome producing enterprises were sold. “These steps had a positive impact on the company’s condition as funds were no longer funneled into financing unprofitable enterprises, cash flow was freed and the sale of chrome assets brought in significant funds. The downside of the Group’s asset restructuring was in lower revenues as well as major write-offs in our accounts. We have significantly cut down our capital investment program, which was largely due to the completion of the company’s key investment projects or their implementation in the framework of project financing.
“Naturally, volatility in the global markets for metallurgical resources brings certain changes to our operations, complicates the deleveraging process and limits our capital investment capacity. Nevertheless we expect that the steps we take will have tangible positive effect in the medium term.”

Consolidated Results For The Full Year 2013

US$ mln	FY 2013 (1)	FY 2012 (1)(4)	Change Y-on-Y

Revenue from external customers	8,576	10,631	-19%

Adjusted EBITDA (1) (3)	730	1,471	-50%

Adjusted EBITDA, margin (1)	8.51%	13.84%	-

Operating loss	(529)	(423)	25%

Operating margin	-6.17%	-3.98%	-

Net loss attributable to shareholders of Mechel OAO	(2,928)	(1,665)	76%

Adjusted net (loss) / income (1) (2)	(734)	305	—

•	The major factor contributing to the 19-percent decrease in consolidated revenue as compared to 2012 was the 23-percent decrease in the steel segment’s revenue due to the Group’s disposal of unprofitable assets (Romanian facilities) and interruption of supplies from third parties due to the end of our partnership with Estar plants.

•	The decrease in the consolidated adjusted EBITDA was largely due to the decrease in prices for the mining division’s key products.

•	The main reason for our net loss is in over 2 billion dollars of write-offs due to the negative results from discontinued operations, loss from disposal of non-current assets, impairment of long-term assets and goodwill, as well as provision for amounts due from related parties.

•	Capital expenditure on property, plant and equipment and acquisition of mineral licenses for the FY2013 amounted to $558.1 million, of which $336.8 million was invested in the mining segment, $211.5 million was invested in the steel segment, $4.6 million was invested in the ferroalloy segment and $5.2 million was invested in the power segment.

•	As of December 31, 2013, total debt was $9.0 billion. Cash and cash equivalents amounted to $269 million and net debt amounted to $8.7 billion (net debt is defined as total debt outstanding less cash and cash equivalents) at the end of 4Q 2013.

US$ mln	1Q 2013	2Q 2013	3Q 2013 (1)(4)	4Q 2013 (1)

Revenue from external customers	2,360	2,243	2,089	1,885

Adjusted EBITDA (1) (3)	211	202	196	122

Adjusted EBITDA, margin (1)	8.94%	9.01%	9.38%	6.47%

Operating income / (loss)	88	(519)	39	(136)

Operating margin	3.73%	-23.14%	1.87%	-7.21%

Net loss attributable to shareholders of Mechel OAO	(321)	(1,799)	(127)	(681)

Adjusted net loss (1) (2)	(199)	(199)	(85)	(251)

Mining Segment
Financial Results For Full Year 2013

US$ mln	FY 2013 (1)	FY 2012 (1)(5)	Change Y-on-Y

Revenue from external customers	2,784	3,384	-18%

Adjusted EBITDA(1) (3)	482	999	-52%

Adjusted EBITDA, margin (4)	14.55%	24.91%	-

US$ mln	1Q 2013	2Q 2013	3Q 2013 (1)(4)	4Q 2013 (1)

Revenue from external customers	770	693	695	626

Adjusted EBITDA (1) (3)	124	127	148	83

Adjusted EBITDA, margin (1)	13.70%	15.42%	18.35%	10.69%

Output and Sales For The Full Year 2013

Production:

	FY 2013,	FY 2012,	FY 2013 vs.
Product name	thousand tonnes*	thousand tonnes*	FY 2012, %
Coal (run-of-mine)	27,516	27,763	-1%

Product Sales:

	FY 2013,	FY 2012,	FY 2013 vs.
Product name	thousand tonnes*	thousand tonnes*	FY 2012, %
Coking coal concentrate	11,051	11,542	-4%

Including coking coal concentrate supplied to Mechel enterprises	2,338	2,590	-10%

PCI	3,308	2,428	36%

Anthracites	2,202	2,391	-8%

Including anthracites supplied to Mechel enterprises	123	271	-55%

Steam coal	5,898	5,910	0%

Including steam coal supplied to Mechel enterprises	1,733	1,540	13%

Iron ore concentrate	4,166	4,390	-5%

Including iron ore concentrate supplied to Mechel enterprises	478	280	71%

Coke	2,976	3,561	-16%

Including coke supplied to Mechel enterprises	1,960	2,448	-20%

• Adjusted to effect from discontinued operations.

•	The market price year-on-year decrease — 22% for coking coal concentrate, 16% for anthracites and PCI, 7% for steam coal and 20% for coke — caused an 18-percent decrease in revenue from selling to outside customers and a 52-percent decrease in adjusted EBITDA.

•	Capital expenses in fixed assets and acquisition of subsoil licenses in 2013 amounted to 336.8 million US dollars, which is less by 45% than the previous year’s figures.

Mechel Mining Management OOO’s Chief Executive Officer Pavel Shtark commented on the mining division’s results:
“Despite a complicated situation in the mining industry, as a result of 2013 we maintained coal production in the Group on previous year’s levels. Throughout the year, prices for anthracites and PCI, the so-called other metallurgical coals, were more stable. That enabled us to significantly increase sales in this particular segment of our coal production. We have increased sales of PCI coals by a third, and sales of other metallurgical coals went up by nearly 15%.
“As a whole, the weakness of coking coal markets continued to significantly impact the division’s operations and results throughout last year. Average sales prices for coking coal concentrate on the FCA basis demonstrated a 11-percent decrease as compared to the figures at the beginning of the period. With the market situation steadily worsening since 2012, current price minimums are at their lowest over the past seven years.
“In order to maximize the division’s financial results, we are constantly working on boosting production and sales efficiency and consolidation of our hold on the most promising markets. Since the beginning of this year, we have made significant progress in our cooperation with our Chinese partners by cinching new long-term contracts for more supply volumes than last year’s. We have also gained access to new markets of other metallurgical coals by expanding our client base to include steelmakers in Western Europe.
“At the same time we continued implementing our key investment project — Elga Coal Complex’s construction. In March, we signed agreements with Vnesheconombank for the second and third credit lines to finance the project. In April, once the winter season was over, the seasonal washing factory at Elga was re-launched, and mining resumed at the open pit. Preliminary work on construction of a permanent washing plant continues, and railway tracks from the pit to the factory are being laid. Other infrastructure facilities are being built. We expect that this year products from the Elga deposit will make their first major contribution to the division’s operational results.”

Steel Segment
Financial Results For The Full Year 2013

US$ mln	FY 2013 (1)	FY 2012 (1)(5)	Change Y-on-Y

Revenue from external customers	4,956	6,422	-23%

Adjusted EBITDA (1) (3)	210	378	-44%

Adjusted EBITDA, margin (4)	4.04%	5.65%	-

US$ mln	1Q 2013	2Q 2013	3Q 2013 (1)(4)	4Q 2013 (1)

Revenue from external customers	1,343	1,359	1,225	1,029

Adjusted EBITDA (1) (3)	62	64	49	35

Adjusted EBITDA, margin (1)	4.42%	4.55%	3.81%	3.19%

Output and Sales to 3rd Parties For The Full Year 2013

Production:

	FY 2013,	FY 2012,	FY 2013 vs.
Product name	thousand tonnes	thousand tonnes	FY 2012, %
Pig iron	3,743	4,161	-10%

Steel	4,650	6,532	-29%

Product Sales:

	FY 2013,	FY 2012,	FY 2013 vs.
Product name	thousand tonnes	thousand tonnes	FY 2012, %
Flat products	586	719	-19%

Including those produced by third parties	283	396	-29%

Long products	3,541	4,073	-13%

Including those produced by third parties	1,115	908	23%

Billets	690	2,602	-74%

Including those produced by third parties	270	881	-69%

Hardware	852	976	-13%

Including those produced by third parties	91	57	60%

Forgings	69	57	21%

Stampings	102	111	-8%

•	The decrease in sales of key products in 2013, largely due to the Group’s disposal of unprofitable assets (Romanian facilities) and interruption of supplies from third parties due to the end of our partnership with Estar plants, led to a 23-percent decrease in revenue from sales to third parties.

•	The decrease in adjusted EBITDA is primarily due to lower sales revenue.

•	Capital expenditure into fixed assets and acquisition of subsoil licenses in 2013 amounted to 211.5 million US dollars, which is 37% less than the previous year’s figures.

Mechel-Steel Management Company OOO’s Chief Executive Officer Vladimir Tytsky commented on the steel segment’s results:
“The 2013 final financial result was largely due to a decrease in sales of key products as compared to the previous year. The chief reason for that lies in steps taken to optimize the Group’s steel asset structure by disposing of non-core enterprises that generated loss in our cash flow. Primarily the sales volumes were impacted by the Group’s disposal of unprofitable Romanian facilities. At the same time, the disposal had a positive effect on the division’s financial situation. The division’s revenues were also significantly impacted by the end of our partnership with several third-party steelmaking plants and the end to our marketing of their products.
“A certain decrease in the last quarter’s figures was due to the cutback of our steel production in the second half of 2013, linked to the planned major repairs to the blast furnace #1 and the planned reconstruction of the converter #3 at Chelyabinsk Metallurgical Plant.
“Throughout last year we have achieved notable success in several directions. In line with the Group’s revised strategy, we continued to cut down on Mechel Service Global sales and service network’s European segment. Some of its trade facilities that were inefficient insofar as product turnover and unprofitable operationally, were shut down, some are in the process of closing down. By the year’s end, our European product stock went down by 330,000 tonnes, which freed a lot of cash flow. This process is still under way, with our stocks going down by over 40,000 tonnes since the beginning of this year.
“In July 2013, we launched the universal rolling mill at Chelyabinsk Metallurgical Plant. The mill is currently undergoing tests and mastering production. The mill has mastered production of 10 types of double-T rolls, as well as production of pit props. The mill is working on mastering rail production. We intend to shortly ship a batch of high-quality rails to Russian Railways for certification.”

Ferroalloys Segment
Financial Results For The Full Year 2013

			Change
US$ mln	FY 2013 (1)	FY 2012 (1)(5)	Y-on-Y

Revenue from external customers	82	68	21%

Adjusted EBITDA (1) (3)	8	5	60%

Adjusted EBITDA, margin (4)	7.16%	4.47%	-

US$ mln	1Q 2013	2Q 2013	3Q 2013 (1)(4)	4Q 2013 (1)

Revenue from external customers	20	22	21	19

Adjusted EBITDA (1) (3)	0,6	4,7	2,8	0,3

Adjusted EBITDA, margin (1)	1.83%	14.68%	10.01%	1.16%

Product Sales For The Full Year 2013

	FY 2013,	FY 2012,	FY 2013 vs.
Product name	thousand tonnes	thousand tonnes	FY 2012, %
Ferrosilicon	94	78	21%

Including ferrosilicon supplied to Mechel enterprises	31	30	3%

•	Revenue from sales to outside customers in 2013 went up by 19% due to a 21-percent increase in ferrosilicon sales.

•	Despite the negative impact of the price decrease, adjusted EBITDA went up by 60% due to cuts in operational and administrative costs, as well as the decrease in expenses in creating a reserve on unrecoverable debt.

•	Capital expenditure into fixed assets and acquisition of subsoil licenses in 2013 amounted to 4.6 million US dollars, which is 23% less than the previous year’s figures.

Mechel Ferroalloys Management Company OOO’s Chief Executive Officer Sergey Zhilyakov noted:
“By 2014, the ferroalloys division underwent major changes. Apart from Southern Urals Nickel Plant which was halted in 2012, by the end of 2013 we disposed of chrome assets. Bratsk Ferroalloy Plant remains the division’s key production asset.
“The revamped division demonstrated good 2013 results. An increase in production and sales volumes led to a major increase in revenue. At the same time, despite still weak prices, the division managed to almost entirely get rid of operational loss, and adjusted EBITDA topped last year’s figures.
“The fourth quarter’s results turned out to be somewhat weaker. That was due to increased costs as a result of a hike in electricity prices, and an increase of the share of products aimed for export sales. Nevertheless, we expect that this year our production structure revision, as well as measures on optimizing costs, will enable us to normalize operational costs and continue our trend toward improving financial results.”

Power Segment
Financial Results for The Full Year 2013

			Change
US$ mln	FY 2013 (1)	FY 2012 (1)(5)	Y-on-Y

Revenue from external customers	755	757	-0.26%

Adjusted EBITDA (1) (3)	33	41	-20%

Adjusted EBITDA, margin(4)	2.78%	3.47%	-

US$ mln	1Q 2013	2Q 2013	3Q 2013 (1)(4)	4Q 2013 (1)

Revenue from external customers	227	169	149	209

Adjusted EBITDA (1) (3)	23	3	(4)	11

Adjusted EBITDA, margin (1)	6.64%	1.14%	-1.52%	3.25%

Output and Sales For The Full Year 2013

			FY 2013 vs. FY 2012,
Product name	FY 2013	FY 2012%
Electric power generation (ths. kWh)	3,972,285	4,272,610	-7%

Heat power generation (Gcal)	6,694,467	7,945,674	-16%

•	Revenue from sales to outside customers year-on-year remained practically the same.

•	Adjusted EBITDA went down by 20% largely due to bad debt provision’s growth by 9.1 million US dollars.

•	The main reason for a decrease of net loss is the decrease of loss from discontinued operations at Toplofikatsia Rousse.

•	Capital expenditure into fixed assets and acquisition of subsoil licenses in 2013 amounted to 5.2 million US dollars, which is 47% less than the previous year’s figures.

Mechel-Energo OOO’s Chief Executive Officer Pyotr Pashnin noted:
“As a result of 2013, the Group’s power division’s revenue remained at the previous year’s levels, with adjusted EBITDA going down by 19.7% due to increased costs of unrecoverable debt provision as payment history of our end customers worsened. Despite a complicated situation, our enterprises ensured reliable and uninterrupted work of our production facilities and supply of our customers with electricity and heat in high winter season. Each of the division’s enterprises is implementing a program for improving energy efficiency and cutting reference fuel consumption in 2013-2017.”

***
The management of Mechel will host a conference call today at 10:00 a.m. New York time (3:00 p.m. London time, 6:00 p.m. Moscow time) to review Mechel’s financial results and comment on current operations. The call may be accessed via the Internet at http://www.mechel.com, under the Investor Relations section.

(1)	See Attachment A.

(2)	Adjusted net income is net income adjusted for effects of impairment of long-lived assets and goodwill, loss from discontinued operations, result from companies’ disposal and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects).

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, loss from discontinued operations, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for amounts due from related parties, amounts attributable to noncontrolling interests, result of disposed companies (incl the result from their disposal) and interest income.

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

(5)	Retrospectively adjusted for the effect from discontinued operations.

***

Mechel OAO
Vladislav Zlenko
Director of Investor Relations
Mechel OAO
Phone: 7-495-221-88-88
Fax: 7-495-221-88-00
vladislav.zlenko@mechel.com

***

Mechel is one of the leading Russian companies. Its business includes four segments: mining, steel, ferroalloy and power. Mechel unites producers of coal, iron ore concentrate, steel, rolled products, ferroalloys, hardware, heat and electric power. Mechel products are marketed domestically and internationally.

***

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of Mechel, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. We wish to caution you that these statements are only predictions and that actual events or results may differ materially. We do not intend to update these statements. We refer you to the documents Mechel files from time to time with the U.S. Securities and Exchange Commission, including our Form 20-F. These documents contain and identify important factors, including those contained in the section captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our Form 20-F, that could cause the actual results to differ materially from those contained in our projections or forward-looking statements, including, among others, the achievement of anticipated levels of profitability, growth, cost and synergy of our recent acquisitions, the impact of competitive pricing, the ability to obtain necessary regulatory approvals and licenses, the impact of developments in the Russian economic, political and legal environment, volatility in stock markets or in the price of our shares or ADRs, financial risk management and the impact of general business and global economic conditions.

Attachments to the FY 2013 Earnings Press Release

Attachment A

Non-GAAP financial measures. This press release includes financial information prepared in accordance with accounting principles generally accepted in the United States of America, or US GAAP, as well as other financial measures referred to as non-GAAP. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with US GAAP.

Adjusted EBITDA represents earnings before Depreciation, depletion and amortization, Foreign exchange gain/(loss), Loss from discontinued operations, Gain/(loss) from remeasurement of contingent liabilities at fair value, Interest expense, Interest income, Net result on the disposal of non-current assets, Impairment of long-lived assets and goodwill, Provision for amounts due from related parties, Amount attributable to noncontrolling interests and Income taxes. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of our net revenues. Our adjusted EBITDA may not be similar to EBITDA measures of other companies. Adjusted EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our consolidated statement of operations. We believe that our adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, acquisitions and other investments and our ability to incur and service debt. While interest, depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Our adjusted EBITDA calculation is commonly used as one of the bases for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the metals and mining industry.

Adjusted net income / (loss) represents net income / (loss) before Loss from discontinued operations, Impairment of long-lived assets and goodwill and Provision for the amounts due from related parties, including the effect on income tax and amounts attributable to noncontrolling interests. Our adjusted net income / (loss) may not be similar to adjusted net income / (loss) measures of other companies. Adjusted net income / (loss) is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our consolidated statement of operations. We believe that our adjusted net income / (loss) provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations. While impairment of long-lived assets and goodwill and provision for the amounts due from related parties are considered operating costs under generally accepted accounting principles, these expenses represent the non-cash current period allocation of costs associated with assets acquired or constructed in prior periods. Our adjusted net income / (loss) calculation is used as one of the bases for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the metals and mining industry.

Adjusted EBITDA can be reconciled to our consolidated statements of operations as follows:

Consolidated results

US$ thousand	FY 2013	FY 2012
Net loss	(2,928,014)	(1,664,568)

Add:

Depreciation, depletion and amortization	476,960	475,465

Forex loss / (gain)	164,691	(108,830)

Loss from remeasurement of contingent liabilities at fair value	2,053	1,906

Interest expense	742,042	652,665

Interest income	(7,339)	(70,456)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	774,224	1,305,092

Loss from discontinued operation, net of income tax	1,358,571	605,839

Result of disposed companies (incl. the result from their disposal)	88,445	81,085

Amount attributable to non-controlling interests	5,047	(317)

Income taxes	53,642	192,845

Adjusted EBITDA	730,323	1,470,725

US$ thousand	4Q 2013	3Q 2013
Net loss	(681,450)	(126,685)

Add:

Depreciation, depletion and amortization	106,543	123,935

Forex loss / (gain)	13,810	(53,914)

Loss from remeasurement of contingent liabilities at fair value	533	522

Interest expense	195,590	211,898

Interest income	(390)	(857)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	140,123	36,538

Loss from discontinued operation, net of income tax	273,640	3,706

Result of disposed companies (incl. the result from their disposal)	(12,919)	2,023

Amount attributable to noncontrolling interests	2,117	6,839

Income taxes / (benefits)	84,286	(8,422)

Adjusted EBITDA	121,883	195,583

Adjusted Net income / (loss) can be reconciled as follows:

US$ thousand	FY 2013	FY 2012
Net loss	(2,928,014)	(1,664,568)

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	752,492	1,321,468

Loss from discontinued operation	1,604,203	605,839

Loss from disposal of subsidiaries	88,445	81,085

Effect on non-controlling interests	(496)	(23,828)

Effect on income tax	(250,969)	(15,492)

Adjusted net (loss) / income	(734,339)	304,504

US$ thousand	4Q 2013	3Q 2013
Net loss	(681,450)	(126,685)

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	123,100	35,280

Loss from discontinued operation	273,853	2,651

Result from companies’disposal	(12,919)	2,023

Effect on non-controlling interests	11,869	122

Effect on income tax	34,133	1,500

Adjusted net loss	(251,414)	(85,110)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	FY 2013	FY 2012
Revenue, net	8,576,431	10,630,932

Adjusted EBITDA	730,322	1,470,726

Adjusted EBITDA, margin	8.52%	13.83%

US$ thousand	4Q 2013	3Q 2013
Revenue, net	1,884,506	2,088,966

Adjusted EBITDA	121,883	195,583

Adjusted EBITDA, margin	6.47%	9.36%

Mining Segment

US$ thousand	FY 2013	FY 2012
Net (loss) / income	(364,238)	356,575

Add:

Depreciation, depletion and amortization	326,192	317,615

Forex loss / (gain)	109,269	(65,868)

Loss from remeasurement of contingent liabilities at fair value	2,053	1,906

Interest expense	384,069	282,177

Interest income	(52,109)	(98,474)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	26,434	5,637

Amount attributable to non-controlling interests	19,142	45,976

Income taxes	30,814	153,926

Adjusted EBITDA	481,627	999,470

US$ thousand	4Q 2013	3Q 2013
Net loss	(131,343)	(15,406)

Add:

Depreciation, depletion and amortization	70,346	86,650

Forex gain	(9,166)	(45,197)

Loss from remeasurement of contingent liabilities at fair value	533	522

Interest expense	101,141	130,303

Interest income	(10,107)	(10,221)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	24,010	(349)

Amount attributable to non-controlling interests	2,067	7,767

Income taxes / (benefits)	35,405	(6,319)

Adjusted EBITDA	82,886	147,750

Adjusted Net income/loss can be reconciled as follows:

US$ thousand	FY 2013	FY 2012
Net (loss) / income	(364,238)	356,575

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	7,224	22,669

Adjusted net (loss) / income	(357,014)	379,244

US$ thousand	4Q 2013	3Q 2013
Net loss	(131,343)	(15,406)

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	7,224	—

Adjusted net loss	(124,119)	(15,406)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	FY 2013	FY 2012
Revenue (including intersegment sales)	3,309,300	4,011,622

Adjusted EBITDA	481,627	999,470

Adjusted EBITDA, margin	14.55%	24.91%

US$ thousand	4Q 2013	3Q 2013
Revenue (including intersegment sales)	775,261	805,034

Adjusted EBITDA	82,886	147,750

Adjusted EBITDA, margin	10.69%	18.35%

Steel Segment

US$ thousand	FY 2013	FY 2012
Net loss	(1,294,151)	(1,697,333)

Add:

Depreciation, depletion and amortization	135,226	140,973

Forex loss / (gain)	49,472	(46,362)

Interest expense	358,634	380,737

Interest income	(13,121)	(21,889)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	705,558	1,276,285

Result of disposed companies (incl. the result from their disposal)	91,166	81,085

Loss from discontinued operations, net of income tax	185,286	258,740

Amount attributable to non-controlling interests	(17,006)	(25,350)

Income taxes	9,103	30,827

Adjusted EBITDA	210,167	377,713

US$ thousand	4Q 2013	3Q 2013
Net loss	(206,239)	(94,114)

Add:

Depreciation, depletion and amortization	33,277	33,326

Forex loss / (gain)	17,234	(9,672)

Interest expense	92,648	81,021

Interest income	(5,142)	(2,879)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	74,883	36,242

Result of disposed companies (incl. the result from their disposal)	(10,185)	2,023

Result from discontinued operations, net of income tax	(477)	4,610

Amount attributable to non-controlling interests	(2,567)	(1,229)

Income taxes / (benefits)	41,696	(806)

Adjusted EBITDA	35,128	48,522

Adjusted Net income / (loss) can be reconciled as follows:

US$ thousand	FY 2013	FY 2012
Net loss	(1,294,151)	(1,697,333)

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	703,483	1,274,904

Loss from discontinued operation	215,815	258,739

Result from disposal of subsidiaries	88,445	81,085

Effect on non-controlling interests	—	—

Effect on income tax	(35,866)	(6,159)

Adjusted net loss	(322,273)	(88,764)

US$ thousand	4Q 2013	3Q 2013
Net loss	(206,239)	(94,114)

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	74,091	35,280

Loss from discontinued operation	286	4,625

Result from companies’disposal	(12,918)	2,036

Effect on non-controlling interests	10,929	206

Effect on income tax	33,583	430

Adjusted net loss	(100,268)	(51,537)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	FY 2013	FY 2012
Revenue (including intersegment sales)	5,198,881	6,685,279

Adjusted EBITDA	210,167	377,713

Adjusted EBITDA, margin	4.04%	5.65%

US$ thousand	4Q 2013	3Q 2013
Revenue (including intersegment sales)	1,102,265	1,275,148

Adjusted EBITDA	35,128	48,522

Adjusted EBITDA, margin	3.19%	3.81%

Ferroalloys Segment

US$ thousand	FY 2013	FY 2012
Net loss	(1,170,883)	(212,531)

Add:

Depreciation, depletion and amortization	6,032	6,214

Forex loss	6,041	3,398

Interest expense	15,286	15,366

Interest income	(504)	(44)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	908	24,623

Result of disposed companies (incl. the result from their disposal)	13	—

Loss from discontinued operations, net of income tax	1,149,193	186,061

Amount attributable to noncontrolling interests	(496)	(23,828)

Income taxes	2,818	5,517

Adjusted EBITDA	8,408	4,777

US$ thousand	4Q 2013	3Q 2013
Net (loss) / income	(282,887)	3,086

Add:

Depreciation, depletion and amortization	628	1,767

Forex loss	5,829	609

Interest expense	5,575	3,057

Interest income	(126)	(125)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	908	(3)

Loss from discontinued operations, net of income tax	269,295	(5,891)

Amount attributable to noncontrolling interests	940	(84)

Income taxes	147	423

Adjusted EBITDA	309	2,840

Adjusted Net income / (loss) can be reconciled as follows:

US$ thousand	FY 2013	FY 2012
Net loss	(1,170,883)	(212,531)

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	854	23,893

Result from disposal of subsidiaries	13	—

Loss from discontinued operation	1,364,088	186,061

Effect on non-controlling interests	(496)	(23,828)

Effect on income tax	(214,894)	(8,490)

Adjusted net loss	(21,318)	(34,895)

US$ thousand	4Q 2013	3Q 2013
Net (loss) / income	(282,887)	3,086

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	854	—

Result from disposal of subsidiaries	-	—

Loss from discontinued operations	268,746	(6,961)

Effect on non-controlling interests	940	(84)

Effect on income tax	550	1,070

Adjusted net loss	(11,797)	(2,889)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	FY 2013	FY 2012
Revenue (including intersegment sales)	117,455	106,825

Adjusted EBITDA	8,408	4,777

Adjusted EBITDA, margin	7.16%	4.47%

US$ thousand	4Q 2013	3Q 2013
Revenue (including intersegment sales)	26,695	28,369

Adjusted EBITDA	309	2,840

Adjusted EBITDA, margin	1.16%	10.01%

Power Segment

US$ thousand	FY 2013	FY 2012
Net loss	(95,795)	(158,856)

Add:

Depreciation, depletion and amortization	9,510	10,663

Forex (gain) / loss	(91)	1

Interest expense	42,511	24,372

Interest income	(64)	(36)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	41,324	(1,452)

Result of disposed companies (incl. the result from their disposal)	(2,732)	—

Loss from discontinued operation, net of income tax	24,092	161,038

Amount attributable to non-controlling interests	3,407	2,885

Income taxes	10,907	2,575

Adjusted EBITDA	33,070	41,189

US$ thousand	4Q 2013	3Q 2013
Net loss	(54,019)	(20,480)

Add:

Depreciation, depletion and amortization	2,291	2,191

Forex (gain) / loss	(87)	347

Interest expense	11,224	9,898

Interest income	(14)	(15)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	40,322	649

Result of disposed companies (incl. the result from their disposal)	(2,732)	—

Loss from discontinued operation, net of income tax	4,822	4,987

Amount attributable to non-controlling interests	1,676	384

Income taxes / (benefits)	7,039	(1,720)

Adjusted EBITDA	10,520	(3,759)

Adjusted Net income/loss can be reconciled as follows:

US$ thousand	FY 2013	FY 2012
Net loss	(95,795)	(158,856)

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	40,930	—

Loss from discontinued operation	24,300	161,038

Effect on income tax	(209)	(843)

Adjusted net (loss) / income	(30,774)	1,339

US$ thousand	4Q 2013	3Q 2013
Net loss	(54,019)	(20,480)

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	40,930	—

Loss from discontinued operation	4,821	4,986

Effect on income taxes	—	—

Adjusted net loss	(8,268)	(15,494)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	FY 2013	FY 2012
Revenue (including intersegment sales)	1,190,207	1,185,777

Adjusted EBITDA	33,070	41,189

Adjusted EBITDA, margin	2.78%	3.47%

US$ thousand	4Q 2013	3Q 2013
Revenue (including intersegment sales)	324,042	246,870

Adjusted EBITDA	10,520	(3,759)

Adjusted EBITDA, margin	3.25%	-1.52%

Consolidated Balance Sheets
(in thousands of U.S. dollars)
	December 31 2013	December 31 2012

ASSETS
Cash and cash equivalents	$268,525	$293,569
Accounts receivable, net of allowance for doubtful accounts of $81,233 in 2013 and $72,614 in 2012	590,454	700,525
Due from related parties, net of allowance of $1,623,661 in 2013 and $919,113 in 2012	56,792	420,462
Inventories	1,376,995	1,999,936
Deferred income taxes	34,972	28,253
Current assets of discontinued operations	147,521	1,883,191
Prepayments and other current assets	377,379	482,107
Total current assets	2,852,638	5,808,043

Long-term investments in related parties	7,604	7,853
Other long-term investments	14,787	14,484
Property, plant and equipment, net	6,836,246	7,178,366
Mineral licenses, net	3,271,018	3,455,120
Other non-current assets	159,388	165,836
Deferred income taxes	5,066	55,080
Goodwill	687,763	782,815
Non-current assets of discontinued operations	–	227,706
Total assets	$13,834,510	$17,695,303

LIABILITIES AND EQUITY
Short-term borrowings and current portion of long-term debt	$1,484,912	$1,436,232
Accounts payable and accrued expenses:
Trade payable to vendors of goods and services	922,057	1,005,532
Advances received	91,654	122,824
Accrued expenses and other current liabilities	359,791	331,281
Taxes and social charges payable	277,921	305,912
Unrecognized income tax benefits	78,332	20,202
Due to related parties	106,943	191,505
Asset retirement obligation, current portion	2,001	4,928
Deferred income taxes	37,775	38,485
Current liabilities of discontinued operations	86,563	429,049
Pension obligations, current portion	19,421	19,155
Dividends payable	3,293	3,086
Finance lease liabilities, current portion	122,815	132,071
Total current liabilities	3,593,478	$4,040,262

Long-term debt, net of current portion	7,520,217	7,921,655
Asset retirement obligations, net of current portion	57,135	43,792
Pension obligations, net of current portion	142,691	166,831
Deferred income taxes	1,082,819	1,218,945
Finance lease liabilities, net of current portion	296,885	347,700
Due to related parties	21	–
Long-term liabilities of discontinued operations	–	47,487
Commitments and contingencies
Other long-term liabilities	329,444	368,974
EQUITY
Common shares (10 Russian rubles par value; 497,969,086 shares authorized, 416,270,745 shares issued and outstanding as of December 31, 2013 and 2012)	133,507	133,507
Preferred shares (10 Russian rubles par value; 138,756,915 shares authorized, 83,254,149 shares issued and outstanding as of December 31, 2012 and 2011)	25,314	25,314
Additional paid-in capital	834,118	845,215
Accumulated other comprehensive loss	(47,601)	(326,933)
(Accumulated deficit) retained earnings	(427,863)	2,500,278

Equity attributable to shareholders of Mechel OAO	517,475	3,177,381
Noncontrolling interests	294,345	362,276

Total equity	811,820	3,539,657
Total liabilities and equity	$13,834,510	$17,695,303

Consolidated Statements of Income and
Comprehensive Income (Loss)
(in thousands of U.S. dollars)	Year ended December 31,
	2013		2012
Revenue, net (including related party amounts of $237,071 and $738,317 during 2013 and 2012, respectively)		$8,576,431		$10,630,932
Cost of goods sold (including related party amounts of $594,421 and $844,214 during 2013 and 2012, respectively)		(5,962,744)		(7,323,467)

Gross profit		2,613,687		3,307,465
Selling, distribution and operating expenses:

Selling and distribution expenses		(1,725,305)		(1,714,027)
Taxes other than income tax		(128,659)		(118,673)
Accretion expense		(5,014)		(4,369)
Loss on write-off of property, plant and equipment		(17,829)		(10,048)
Impairment of goodwill and long-lived assets		(38,310)		(402,355)
Provision for amounts due from related parties		(714,181)		(919,113)
Provision for doubtful accounts		(9,655)		(26,846)
General, administrative and other operating expenses, net		(503,835)		(534,763)

Total selling, distribution and operating expenses		(3,142,788)		(3,730,194)

Operating loss		(529,101)		(422,729)
Other income and (expense):

Income from equity investments		3,589		475
Interest income		7,339		70,456
Interest expense		(742,042)		(652,665)
Foreign exchange (loss) gain		(164,691)		108,830
Other (expenses) income, net		(85,848)		29,432

Total other income and (expense), net		(981,653)		(443,472)

Loss from continuing operations, before income tax		(1,510,754)		(866,201)
Income tax expense		(53,642)		(192,845)

Net loss from continuing operations		(1,564,396)		(1,059,046)

Net loss from discontinued operations, net of income tax		(1,358,571)		(605,839)
Net loss		(2,922,967)		(1,664,885)

Less: Net (income) loss attributable to noncontrolling interests		(5,047)		317

Net loss attributable to shareholders of	$		$
Mechel OAO		(2,928,014)		(1,664,568)
Less: Dividends on preferred shares		(127)		(79,056)
Net loss attributable to common shareholders of Mechel OAO		(2,928,141)		(1,743,624)

Net loss		(2,922,967)		(1,664,885)
Currency translation adjustment		(96,848)		70,893
Transfer of currency translation adjustment due to disposal of companies		340,014		–
Change in pension benefit obligation		8,244		(17,778)
Adjustment of available-for-sale securities		2,171		(300)

Comprehensive loss		$(2,669,386)		$(1,612,070)

Comprehensive loss (income) attributable to noncontrolling interests		20,704		(22,851)
Comprehensive loss attributable to shareholders of Mechel OAO		(2,648,682)		(1,634,921)

Consolidated Statements of Cash Flows
(in thousands of U.S. dollars)	Year ended December 31,
	2013	2012

Cash Flows from Operating Activities
Net loss from continuing operations	$(1,564,396)	$(1,059,046)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:

Depreciation	393,693	382,698
Depletion and amortization	83,267	92,767
Foreign exchange loss (gain)	164,691	(108,830)
Deferred income taxes	(55,236)	(47,719)
Provision for doubtful accounts	9,655	26,846
Change in inventory reserves	(3,368)	31,865
Accretion expense	5,014	4,369
Loss on write-off of property, plant and equipment	17,829	10,048
Income from equity investments	(3,589)	(475)
Impairment of goodwill and long-lived assets	38,310	402,355
Provision for amounts due from related parties	714,181	919,113
Non-cash interest on pension liabilities	10,552	10,598
Loss (gain) on sale of property, plant and equipment	2,245	(6,569)
Change in asset retirement obligations	(7,123)	(4,439)
Gain on accounts payable with expired legal term	(1,737)	(3,158)
Loss on disposal of subsidiaries	76,814	–
Gain on forgiveness of fines and penalties	(2,550)	(2,777)
Amortization of loan origination fee	51,017	50,211
Loss resulting from accretion and remeasurement of contingent obligation	2,053	1,906
Pension benefit plan curtailment gain	(1,560)	(1,360)
Pension service cost, amortization of prior service cost and actuarial (gain) loss, other expenses	4,257	4,010
Changes in working capital items, net of effects from acquisition of new subsidiaries:

Accounts receivable	59,690	46,879
Inventories	507,083	577,120
Trade payable to vendors of goods and services	92,285	71,507
Advances received	(27,371)	(56,538)
Accrued taxes and other liabilities	90,768	20,281
Settlements with related parties	(484,359)	(179,298)
Other current assets	29,649	57,980
Dividends received	–	25,956
Unrecognized income tax benefits	61,230	17,598
Net operating cash flows of discontinued operations	60,538	29,733

Net cash provided by operating activities	323,532	1,313,631
Cash Flows from Investing Activities
Acquisition of DEMP, less cash acquired	(66,049)	(32,810)
Acquisition of Cognor, less cash acquired	–	(24,172)
Acquisition of Lomprom Rostov, less cash acquired	–	(24)
Acquisition of Port Vanino	(662,911)	–
Disposal of Port Vanino	664,006	–
Advance payment received in association with sale of TPP Rousse shares	—	2,640
Acquisition of other subsidiaries, less cash acquired	894	–
Capital contribution in affiliates	–	–
Proceeds from disposal of investments in affiliates	–	2,998
Proceeds from disposal of securities	1,111	–
Short-term loans issued and other investments	(1,524)	(4,447)
Proceeds from disposal of TPP Rousse, less cash disposed of	27,506	–
Proceeds from disposal of Oriel, less cash disposed of	414,197	–
Cash of other subsidiaries disposed of, less proceeds from disposal	(731)	–
Proceeds from short-term loans issued	7,328	217,786
Proceeds from disposals of property, plant and equipment	15,366	22,602
Prepayment for the participation in auction	–	–
Purchases of mineral licenses and other related payments	(2,238)	(6,079)
Purchases of property, plant and equipment	(555,864)	(956,263)
Net investing cash flows of discontinued operations	(20,680)	(61,368)
Net cash used in investing activities	(179,589)	(839,137)

Cash Flows from Financing Activities
Proceeds from borrowings	2,962,143	3,951,043
Repayment of borrowings	(2,945,494)	(4,199,765)
Dividends paid	(222)	(186,443)
Dividends paid to noncontrolling interest	(7,496)	(29,054)
Acquisition of noncontrolling interest in subsidiaries	(45,536)	(632)
Repayment of obligations under finance lease	(140,821)	(149,237)
Sale leaseback proceeds	74,340	3,143
Net financing cash flows of discontinued operations	(58,985)	(181,061)
Net cash used in financing activities	(162,071)	(792,006)

Effect of exchange rate changes on cash and cash equivalents	(5,328)	(27,874)
Net decrease in cash and cash equivalents	(23,456)	(345,386)

Cash and cash equivalents at beginning of period	297,993	643,379
Cash and cash equivalents at end of period	$274,537	$297,993